Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 14,225 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 February 11, 2026

Market Linked Securities— Leveraged Upside Participation with Fixed Percentage Buffered Downside

Principal at Risk Securities Lowest Performing of the EURO STOXX 50® Index, the State Street® Technology Select Sector SPDR® ETF, the State Street® Energy Select Sector SPDR® ETF and the State Street® Health Care Select Sector SPDR® ETF due March 5, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings

EURO STOXX 50® Index (the “SX5E Index”), State Street® Technology Select Sector SPDR® ETF (the “XLK Shares”), State Street® Energy Select Sector SPDR® ETF (the “XLE Shares”) and the State Street® Health Care Select Sector SPDR® ETF (the “XLV Shares”)

Pricing date*	February 23, 2026
Original issue date*	February 26, 2026*
Face amount	$1,000 per security
Maturity payment amount (per security)

●If the ending level of the lowest performing underlying is greater than its starting level:

$1,000 + [$1,000 × underlying return of lowest performing underlying × participation rate]

●If the ending level of the lowest performing underlying is less than or equal to its starting level, but greater than or equal to its threshold level:

$1,000

●If the ending level of the lowest performing underlying is less than its threshold level:

$1,000 + [$1,000 × (underlying return of lowest performing underlying + buffer amount)]

Maturity date*	March 5, 2027
Starting level	With respect to each underlying, its closing level or closing price on the pricing date, as applicable.
Ending level

With respect to the SX5E Index, the closing level on the calculation day.

With respect to each of the XLK Shares, the XLE Shares and the XLV Shares, its respective closing price on the calculation day multiplied by the adjustment factor on such day.

Adjustment factor:	The “adjustment factor” means, 1.0, subject to adjustment in the event of certain events affecting the XLK Shares, the XLE Shares and the XLV Shares..
Threshold level	80% of the starting level for each underlying
Buffer amount	20%
Participation rate	At least 300%, to be determined on the pricing date
Lowest performing underlying	The underlying with the lowest underlying return
Underlying return	With respect to an underlying, the percentage change from its starting level to its ending level, measured as follows: ending level – starting level starting level

Summary of terms (continued)

Calculation day*	March 2, 2027
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $23.25 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $17.50 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61780EB30
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile

The lowest performing underlying
The securities
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Maturity payment amount per security
$1,000 Face amount
20% Buffer
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Underlying return of the lowest performing underlying

If the ending level of the lowest performing underlying is less than its threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the lowest performing underlying from the starting level in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $946.90, or within $35.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988226009174/ms14225_424b2-05705.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest, and you will receive less, and up to 80% less, than the face amount of your securities at maturity if the ending level of the lowest performing underlying is less than its respective threshold level.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the securities is not linked to the values of the underlyings at any time other than the calculation day.

●Investing in the securities is not equivalent to investing in the underlyings or the stocks composing the SX5E Index or the fund underlying indices.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying.

●The securities are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the technology sector.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the energy sector.

●Investing in the securities exposes investors to risks associated with investments in securities with a concentration in the health care sector.

●The performance and market price of an underlying Fund, particularly during periods of market volatility, may not correlate with the performance of its fund underlying index, the performance of the component securities of such fund underlying index or the net asset value per share of such Fund.

●Adjustments to the SX5E Index could adversely affect the value of the securities.

●Adjustments to the Funds or to their respective fund underlying indices could adversely affect the value of the securities.

●Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the Funds.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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